Exhibit 23.12

MICHAEL GILLESPIE & ASSOCIATES, PLLC
CERTIFIED PUBLIC ACCOUNTANTS
10544 ALTON AVE NE
SEATTLE, WA  98125
206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Seven Hundred Seventy 7, Inc.

We consent to the use of our report dated November 11, 2017 with respect to the financial statements of Seven Hundred Seventy 7, Inc. as of September 30, 2017 and the related statements of operations, shareholders’ deficit and cash flows for the period from July 18, 2017 (inception) through September 30, 2017.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC
Seattle, Washington
January 30, 2018

/S/ Michael Gillespie & Associates, PLLC